Exhibit 10.2

Wren, Inc.

EXTENSION OF SALES CONTRACT

THIS CONTRACT EXTENSION AGREEMENT is made and entered into this 12th day of October 2006, by and between Pine Valley Ltd, a Utah Partnership, hereinafter referred to as the “Owner”, and Wren, Inc., a Nevada Corporation, hereinafter referred to as the “Agent”.

EXTENSION:

PINE VALLEY LTD., hereby grants an extension of time on the option to purchase the entire inventory as listed in Exhibit “A” for a cash payment of Twenty-five Thousand dollars to the 31st day of October 2007. This extension applies to the contract titled EXCLUSIVE RIGHT OF SALE CONTRACT dated October 15, 2004 between the parties heretofore written above.

OWNER:

/s/ John B. Hewlett, Mgr

Pine Valley, Ltd.

By John Hewlett

AGENT:

/s/ Daniel Drummond

Wren, Inc.

By Daniel Drummond

EXHIBIT “A”

(Description of Golf Inventory)

All items carry the FILA brand:

Qty	Description	Retail	Net Cost	Total Cost

332	Milled Putters	$149.95	$ 50.00	$15,000

106	Ladies Metal Woods	249.95	100.00	10,000

102	Golf Balls (per dozen)	29.95	12.00	1,200

105	Leather Glove	14.95	6.00	600

52	Golf Hats	14.95	6.00	300

24	Golf Shirts (Cutter ‘n Buck)	49.95	22.00	528

12	Children’s Drivers	79.95	35.00	420

24	Sunscreen (World Golf Tour)	14.95	7.00	168

	Total	$84,197,15		$30,482

Addendum –

Due to the delay of acquisition of inventory, some quantities may be reduced, but the pricing will remain the same for whatever quantities are left.

Signed /s/ John B. Hewlett, Mgr.   10-12-2006

            /s/ Daniel Drummond